Exhibit 99.1

RELEASE 8:00 AM – July 25, 2012

CONTACT:	Susan Munhall, Investor Relations
Hudson City Bancorp, Inc.
West 80 Century Road, Paramus, New Jersey 07652
TELEPHONE:	(201) 967-8290
E-MAIL:	smunhall@hcsbnj.com

HUDSON CITY BANCORP, INC. REPORTS QUARTERLY EARNINGS OF $72.3 MILLION

DECLARED QUARTERLY CASH DIVIDEND OF $0.08 PER SHARE

Paramus, New Jersey, July 25, 2012 - Hudson City Bancorp, Inc. (NASDAQ: HCBK) (the “Company”), the holding company for Hudson City Savings Bank (the “Bank”), reported today net income of $72.3 million for the quarter ended June 30, 2012 as compared to net income of $96.0 million for the quarter ended June 30, 2011. Diluted earnings per share amounted to $0.15 for the second quarter of 2012 as compared to diluted earnings per share of $0.19 for the second quarter of 2011. For the six months ended June 30, 2012, the Company reported net income of $145.3 million as compared to a net loss of $459.7 million for the same period in 2011. Diluted earnings per share was $0.29 for the six months ended June 30, 2012 as compared to a net loss per share of $0.93 for the same period in 2011. The net loss for the first six months of 2011 was the result of a restructuring of the Company’s balance sheet in the first quarter of 2011.

The Company also reported today that the Board of Directors declared a quarterly cash dividend of $0.08 per share payable on August 29, 2012 to shareholders of record on August 8, 2012.

Financial highlights for the second quarter of 2012 are as follows:

•

Our net interest rate spread and net interest margin were 1.91% and 2.12%, respectively, for the second quarter of 2012 as compared to 1.95% and 2.15%, respectively, for the linked first quarter of 2012 and 1.94% and 2.14%, respectively, for the second quarter of 2011.

•

The provision for loan losses amounted to $25.0 million for both the first and second quarters of 2012, as compared to $30.0 million for the second quarter of 2011. Net charge-offs amounted to $17.8 million for the second quarter of 2012 as compared to $18.1 million for the linked first quarter of 2012 and $23.0 million for the second quarter of 2011.

•	Total assets decreased 3.9% to $43.59 billion at June 30, 2012 from $45.36 billion at December 31, 2011.

•	Borrowings decreased $1.65 billion to $13.43 billion at June 30, 2012 from $15.08 billion at December 31, 2011.

•	The Bank’s Tier 1 leverage capital increased to 9.44% at June 30, 2012 as compared to 8.83% at December 31, 2011.

•	Non-interest expense decreased $2.2 million, or 2.6%, to $83.6 million for the quarter ended June 30, 2012.

Denis J. Salamone, the Company’s Acting Chairman and Chief Executive Officer commented, “Over the past several quarters, we have discussed the challenges facing our traditional residential portfolio lending model. The extraordinarily low market interest rates combined with the GSEs participation in the mortgage market persist and make it difficult for us to profitably grow our business in the same manner as we have in the past. It is apparent that these market conditions are likely to continue for the foreseeable future. Accordingly, we have been developing a variety of strategies to help us adapt to the new environment in which we operate.”

Mr. Salamone continued, “One of those strategies is to extend our core mortgage lending business by diversifying our loan production channels and revenue sources. We have been a residential mortgage lender since our inception in 1868. Historically, we have kept all of our loans on our balance sheet. While we will continue to offer loans to keep in our portfolio, we will also begin to offer residential mortgage loans that are eligible for sale in the secondary market. We may either retain or release servicing on these loans. This will enable us to offer rates that are typically lower than we can offer for a portfolio product and capture more customer relationships.”

Mr. Salamone further commented, “We will also enter the commercial real estate market in our existing market footprint. Our retail branch network and residential mortgage relationships provides us with a valuable opportunity to offer these products. Initially, we will participate in syndicated commercial real estate and multi-family mortgage loan deals as we build capacity to grow organically in this market through originations. These types of loans are typically shorter-term than our residential mortgages and therefore help to balance our risk profile. In addition, we can offer commercial real estate customers deposit products that we believe will strengthen relationships and increase the amount and types of deposit accounts on our balance sheet.”

Mr. Salamone concluded, “The initiatives to originate to sell residential loans and enter the commercial real estate market are a natural extension of our business and we expect to implement such initiatives in 2013. The new products and services should provide additional revenues and a more diversified customer base and balance sheet. While our primary business will always be residential lending, in order to move our Company forward in the “new normal” we must take advantage of the opportunities in our exceptional market areas and leverage our well-known and respected franchise to reach our full potential. We will continue to examine and evaluate additional strategies to further diversify our business and build shareholder value.”

Statement of Financial Condition Summary

Total assets decreased $1.77 billion, or 3.9%, to $43.59 billion at June 30, 2012 from $45.36 billion at December 31, 2011. The decrease in total assets reflected a $1.16 billion decrease in net loans, a $419.1 million decrease in total mortgage-backed securities, a $97.8 million decrease in FHLB stock and an $89.8 million decrease in investment securities.

Net loans amounted to $27.98 billion at June 30, 2012 as compared to $29.14 billion at December 31, 2011. During the first six months of 2012, our loan production amounted to $2.53 billion as compared to $2.99 billion for the same period in 2011. Loan production was offset by principal repayments of $3.59 billion in the first six months of 2012, as compared to principal repayments of $3.46 billion for the first six months of 2011. Loan production declined during the first six months of 2012 due to a decline in loan originations which reflects our low appetite for adding long-term fixed rate loans in the current low market interest rate environment. The decrease in net loans was also due to continued elevated levels of refinancing activity caused by low market interest rates.

Total mortgage-backed securities decreased $419.1 million to $12.87 billion at June 30, 2012 from $13.29 billion at December 31, 2011. The decrease in mortgage-backed securities reflected repayments of $1.74 billion, partially offset by purchases of $1.32 billion of mortgage-backed securities issued by government-sponsored entities (“GSEs”).

Total liabilities decreased $1.87 billion, or 4.6%, to $38.93 billion at June 30, 2012 from $40.80 billion at December 31, 2011. The decrease in total liabilities primarily reflected a $1.65 billion decrease in borrowed funds and a decrease in total deposits of $863.2 million. Borrowings amounted to $13.43 billion at June 30, 2012 as compared to $15.08 billion at December 31, 2011. The decrease in borrowed funds consists of the maturity of short-term borrowings during the first six months of 2012. These decreases were partially offset by an increase in due to brokers of $629.1 million. Due to brokers at June 30, 2012 represents securities purchased in the second quarter of 2012 with settlement dates in the third quarter of 2012.

Total shareholders’ equity increased $104.0 million to $4.66 billion at June 30, 2012 from $4.56 billion at December 31, 2011. The increase was primarily due to net income of $145.3 million for the six months ended June 30, 2012 and an increase in accumulated other comprehensive income of $26.6 million. The increase was partially offset by cash dividends paid to common shareholders of $79.4 million. At June 30, 2012, our shareholders’ equity to asset ratio was 10.70% and our tangible book value per share was $9.08.

Accumulated other comprehensive income amounted to $66.3 million at June 30, 2012 and included a $114.2 million after-tax net unrealized gain on securities available for sale ($193.1 million pre-tax), partially offset by a $47.9 million after-tax accumulated other comprehensive loss related to the funded status of our employee benefit plans. The accumulated other comprehensive income of $39.7 million at December 31, 2011 included an $89.3 million after-tax net unrealized gain on securities available for sale ($150.9 million pre-tax), partially offset by a $49.6 million after-tax accumulated other comprehensive loss related to the funded status of our employee benefit plans.

Statement of Income Summary

The Federal Open Market Committee of the Board of Governors of the Federal Reserve System (the “FOMC”) noted that the economy has been expanding moderately during the first six months of 2012. However, growth in employment has slowed in recent months, and the unemployment rate remains at elevated levels. The FOMC noted that business fixed investment has continued to expand and household spending appears to be rising at a slower pace than earlier in the year while the housing sector remains depressed. The national unemployment rate was 8.2% during June 2012 representing a slight decline from 8.5% in December 2011. The FOMC decided to maintain the overnight lending rate at zero to 0.25% during the second quarter of 2012. As a result, market interest rates have remained at low levels, and consequently, the yields on our mortgage-related assets have decreased during the first six months of 2012.

In addition, the Federal Reserve program “Operation Twist”, which was set to expire at the end of June, has been extended until the end of the year. This program consists of the purchase of Treasury securities with remaining maturities of 6 to 30 years funded by the sale of an equal amount of Treasury securities with remaining maturities of 3 years or less. The extension of this program will continue to put downward pressure on longer-term interest rates.

Net interest income decreased $48.6 million, or 17.8%, to $224.3 million for the second quarter of 2012 as compared to $272.9 million for the second quarter of 2011. Our interest rate spread decreased slightly to 1.91% for the second quarter of 2012 as compared to 1.95% for the first quarter of 2012 and 1.94% for the second quarter of 2011. Our net interest margin was 2.12% for the second quarter of 2012 as compared to 2.15% for the linked first quarter of 2012 and 2.14% for the second quarter of 2011. The decrease in net interest income also reflects the overall decrease in interest-earning assets and interest-bearing liabilities.

Net interest income decreased $70.9 million, or 13.4%, to $458.4 million for the first six months of 2012 as compared to $529.3 million for the first six months of 2011. Our interest rate spread increased 23 basis points to 1.94% for the six months ended June 30, 2012 as compared to 1.71% for the six months ended

June 30, 2011. Our net interest margin increased 21 basis points to 2.13% for the six months ended June 30, 2012 as compared to 1.92% for the six months ended June 30, 2011. The increase in our interest rate spread and net interest margin for the first six months of 2012 is primarily due to the effects of the extinguishment of $4.3 billion of borrowings during the fourth quarter of 2011 as well as a restructuring of the Company’s balance sheet completed in the first quarter of 2011.

The restructuring of the Company’s balance sheet in the first quarter of 2011 resulted in the extinguishment of $12.5 billion of structured putable borrowings with an average cost of 3.56%. The extinguishment of borrowings was funded by the sale of $8.66 billion of securities and new short-term borrowings of $5.0 billion. The balance sheet restructuring (the “Restructuring Transaction”) reduced after-tax earnings by $649.3 million. In addition to the Restructuring Transaction, we extinguished $4.3 billion of structured borrowings during the fourth quarter of 2011 using cash proceeds from the calls of investment securities and repayments on mortgage-related assets (the Restructuring Transaction and the extinguishment of debt in the fourth quarter of 2011 are collectively referred to as the “Transactions”).

Total interest and dividend income for the second quarter of 2012 decreased $122.0 million, or 22.1%, to $430.7 million from $552.7 million for the second quarter of 2011. The decrease in total interest and dividend income was primarily due to a decrease in the average balance of total interest-earning assets of $8.67 billion, or 17.1%, to $42.10 billion for the second quarter of 2012 as compared to $50.77 billion for the second quarter of 2011. The decrease in total interest and dividend income was also due to a decrease of 26 basis points in the annualized weighted-average yield on total interest-earning assets to 4.09% for the second quarter of 2012 from 4.35% for the second quarter in 2011. The decrease in the average balance of total interest-earning assets was due primarily to the effects of the debt extinguishments in the fourth quarter of 2011.

Total interest and dividend income for the six months ended June 30, 2012 decreased $290.8 million, or 24.9%, to $879.5 million from $1.17 billion for the six months ended June 30, 2011. The decrease in total interest and dividend income was primarily due to a decrease in the average balance of total interest-earning assets of $11.79 billion, or 21.6%, to $42.73 billion for the first six months of 2012 from $54.52 billion for the same period in 2011. The decrease in total interest and dividend income was also due to a decrease of 17 basis points in the annualized weighted-average yield on total interest-earning assets to 4.12% for the six months ended June 30, 2012 from 4.29% for the same period in 2011. The decrease in the average balance of total interest-earning assets was due primarily to the effects of the Transactions.

Interest on first mortgage loans decreased $44.4 million, or 11.7%, to $336.0 million for the second quarter of 2012 as compared to $380.4 million for the second quarter of 2011. This was primarily due to a $1.89 billion decrease in the average balance of first mortgage loans to $27.96 billion for the second quarter of 2012 from $29.85 billion for the same quarter in 2011. The decrease in interest income on mortgage loans was also due to a 29 basis point decrease in the weighted-average yield to 4.81% for the second quarter of 2012 from 5.10% for the second quarter of 2011.

For the six months ended June 30, 2012, interest on first mortgage loans decreased $84.5 million, or 11.1%, to $678.8 million as compared to $763.3 million for the six months ended June 30, 2011. This was primarily due to a 29 basis point decrease in the weighted-average yield to 4.81% for the six months ended June 30, 2012 from 5.10% for the six months ended June 30, 2011. The decrease in interest income on mortgage loans was also due to a $1.70 billion decrease in the average balance of first mortgage loans to $28.25 billion for the six months ended June 30, 2012 from $29.95 billion for the six months ended June 30, 2011.

The decreases in the average yields earned during the three and six month periods ended June 30, 2012 were due to lower market interest rates on mortgage products and also due to the continued mortgage refinancing activity. Refinancing activity, which resulted in continued elevated levels of loan repayments, also caused the decreases in average balance of our first mortgage loans to decline for those same periods.

Interest on mortgage-backed securities decreased $42.5 million to $82.7 million for the second quarter of 2012 from $125.2 million for the second quarter of 2011. This decrease was due primarily to a $3.16 billion decrease in the average balance of mortgage-backed securities to $12.27 billion during the second quarter of 2012 from $15.43 billion for the second quarter of 2011. The decrease in the average balance was due primarily to principal repayments. The decrease in interest on mortgage-backed securities was also due to a 55 basis point decrease in the weighted-average yield to 2.70% for the second quarter of 2012 from 3.25% for the second quarter of 2011. The decrease in the weighted-average yield is a result of principal repayments on securities that have higher yields than the existing portfolio as well as the re-pricing of variable rate mortgage-backed securities in this continued low interest rate environment.

Interest on mortgage-backed securities decreased $135.2 million to $173.3 million for the six months ended June 30, 2012 as compared to $308.5 million for the six months ended June 30, 2011. This decrease was due primarily to a $5.95 billion decrease in the average balance of mortgage-backed securities to $12.51 billion during the first six months of 2012 from $18.46 billion for the same period in 2011. The decrease in interest on mortgage-backed securities was also due to a 57 basis point decrease in the weighted-average yield to 2.77% for the first six months of 2012 from 3.34% for the first six months of 2011. The decrease in the average balance of mortgage-backed securities was due primarily to the effects of the Restructuring Transaction. The decrease in the weighted-average yield is a result of principal repayments on securities that have higher yields than the existing portfolio as well as the re-pricing of variable rate mortgage-backed securities in this continued low interest rate environment.

Interest on investment securities decreased $30.0 million to $2.8 million for the second quarter of 2012 as compared to $32.8 million for the second quarter of 2011. This decrease was due primarily to a $3.51 billion decrease in the average balance of investment securities to $413.9 million for the second quarter of 2012 from $3.92 billion for the second quarter of 2011. In addition, the average yield of investment securities decreased 68 basis points to 2.66% for the second quarter of 2012 from 3.34% for the second quarter of 2011. The decrease in the average balance is due primarily to calls of $3.4 billion of investment securities during 2011.

For the six months ended June 30, 2012, interest on investment securities decreased $60.7 million to $5.7 million as compared to $66.4 million for the six months ended June 30, 2011. This decrease was due primarily to a $3.55 billion decrease in the average balance of investment securities to $408.2 million for the first six months of 2012 from $3.96 billion for the first six months of 2011. The decrease in the average balance is due primarily to calls of $3.4 billion of investment securities during 2011. In addition, the average yield of investment securities decreased 54 basis points to 2.81% for the first six months of 2012 from 3.35% for the same period in 2011. The decrease in the average yield earned reflects current market interest rates.

Dividends on Federal Home Loan Bank of New York (“FHLB”) stock decreased $4.1 million, or 42.7%, to $5.5 million for the second quarter of 2012 from $9.6 million for the second quarter of 2011. This decrease was due primarily to a $353.7 million decrease in the average balance of FHLB stock to $434.7 million for the second quarter of 2012 from $788.4 million for the second quarter of 2011. The effect of the decrease was partially offset by a 20 basis point increase in the average dividend yield earned to 5.09% for the second quarter of 2012 as compared to 4.89% for the second quarter of 2011. The decrease in the average balance of FHLB stock was primarily due to mandatory redemptions of stock due to a decrease in the amount of borrowings outstanding with the FHLB.

Dividends on FHLB stock decreased $8.4 million, or 37.5%, to $14.0 million for the six months ended June 30, 2012 as compared to $22.4 million for the comparable period in 2011. The decrease was primarily due to a $363.5 million decrease in the average balance of FHLB stock to $464.8 million for the first six months of 2012 as compared to $828.3 million for the same period in 2011. The effect of the decrease was partially offset by a 62 basis point increase in the average dividend yield earned to 6.04% as compared to 5.42% for the first six months of 2011.

Interest on Federal funds sold amounted to $438,000 for the second quarter of 2012 as compared to $707,000 for the second quarter of 2011. The average balance of Federal funds sold amounted to $740.5 million for the second quarter of 2012 as compared to $480.4 million for the second quarter of 2011. The yield earned on Federal funds sold was 0.24% for the 2012 second quarter and 0.29% for the 2011 second quarter.

Interest on Federal funds sold amounted to $1.0 million for the six months ended June 30, 2012 as compared to $1.4 million for the first six months of 2011. The average balance of Federal funds sold amounted to $821.9 million for the first six months of 2012 as compared to $1.01 billion for the same period in 2011. The yield earned on Federal funds sold was 0.25% for the six months ended June 30, 2012 and 0.28% for the six months ended June 30, 2011. The decrease in the average balance of Federal funds sold is primarily a result of the timing of the debt extinguishments and the proceeds from securities sales and new borrowings in the Transactions.

Total interest expense for the quarter ended June 30, 2012 decreased $73.4 million, or 26.2%, to $206.4 million from $279.8 million for the quarter ended June 30, 2011. This decrease was primarily due to an $8.49 billion, or 18.2%, decrease in the average balance of total interest-bearing liabilities to $38.08 billion for the quarter ended June 30, 2012 compared with $46.57 billion for the second quarter of 2011. The decrease was also due to a 23 basis point decrease in the weighted-average cost of total interest-bearing liabilities to 2.18% for the quarter ended June 30, 2012 compared with 2.41% for the quarter ended June 30, 2011. The decrease in the average balance of total interest-bearing liabilities was due primarily to the effects of the debt extinguishments in the fourth quarter of 2011 as well as $7.70 billion of borrowings that matured during the second half of 2011 and the first six months of 2012.

For the six months ended June 30, 2012 total interest expense decreased $219.8 million, or 34.3%, to $421.1 million from $640.9 million for the six months ended June 30, 2011. This decrease was primarily due to an $11.23 billion, or 22.4%, decrease in the average balance of total interest-bearing liabilities to $38.81 billion for the six months ended June 30, 2012 compared with $50.04 billion for the six months ended June 30, 2011. The decrease was also due to a 40 basis point decrease in the weighted-average cost of total interest-bearing liabilities to 2.18% for the six months ended June 30, 2012 compared with 2.58% for the six months ended June 30, 2011. The decrease in the average balance of total interest-bearing liabilities was due primarily to the reduction of total borrowings as part of the Transactions.

Interest expense on deposits decreased $22.8 million, or 27.0%, to $61.6 million for the second quarter of 2012 from $84.4 million for the second quarter of 2011. This decrease is due primarily to a decrease in the average cost of interest-bearing deposits of 34 basis points to 1.02% for the second quarter of 2012 from 1.36% for the second quarter of 2011. The decrease is also due to a $758.2 million decrease in the average balance of interest-bearing deposits to $24.21 billion during the second quarter of 2012 from $24.97 billion for the second quarter of 2011.

For the six months ended June 30, 2012, interest expense on deposits decreased $39.2 million, or 23.2%, to $129.5 million from $168.7 million for the six months ended June 30, 2011. This decrease is due primarily to a decrease in the average cost of interest-bearing deposits of 31 basis points to 1.06% for the first six months of 2012 from 1.37% for the first six months of 2011. The decrease is also due to a $388.9 million decrease in the average balance of interest-bearing deposits to $24.51 billion during the first six months of 2012 from $24.90 billion for the first six months of 2011.

The decrease in the average cost of deposits for the first six months of 2012 reflected lower market interest rates and our decision to lower deposit rates to slow deposit growth. At June 30, 2012, time deposits scheduled to mature within one year totaled $8.30 billion with an average cost of 1.08%. These time deposits are scheduled to mature as follows: $3.25 billion with an average cost of 0.88% in the third quarter of 2012, $2.34 billion with an average cost of 1.21% in the fourth quarter of 2012, $1.41 billion with an average cost of 1.27% in the first quarter of 2013 and $1.30 billion with an average cost of 1.15% in the second quarter of 2013. Based on our deposit retention experience and current pricing strategy, we anticipate that a significant portion of these time deposits will remain with us as renewed time deposits or as transfers to other deposit products at the prevailing rate.

Interest expense on borrowed funds decreased $50.7 million to $144.8 million for the second quarter of 2012 from $195.5 million for the second quarter of 2011. This decrease was due to a $7.73 billion decrease in the average balance of borrowed funds to $13.87 billion for the second quarter of 2012 from $21.60 billion for the second quarter of 2011. This decrease was partially offset by a 57 basis point increase in the weighted-average cost of borrowed funds to 4.20% for the second quarter of 2012 as compared to 3.63% for the second quarter of 2011. The decrease in the average balance was primarily due to the effects of the debt extinguishments in the fourth quarter of 2011. The increase in the weighted-average cost of borrowed funds was due to the maturity of short-term borrowings that were used to fund a portion of the debt extinguishments in the Restructuring Transaction.

For the six months ended June 30, 2012 interest expense on borrowed funds decreased $180.7 million to $291.6 million as compared to $472.3 million for the six months ended June 30, 2011. This decrease was due to a $10.84 billion decrease in the average balance of borrowed funds to $14.29 billion for the first six months of 2012 as compared to $25.13 billion for the first six months of 2011. This decrease was partially offset by a 31 basis point increase in the weighted-average cost of borrowed funds to 4.10% for the first six months of 2012 as compared to 3.79% for the first six months of 2011. The decrease in the average balance is primarily due to the effects of the Transactions. The increase in the weighted-average cost of borrowed funds was due to the maturity of short-term borrowings that were used to fund a portion of the debt extinguishments in the Restructuring Transaction.

Borrowings amounted to $13.43 billion at June 30, 2012 with an average cost of 4.24%. Borrowings scheduled to mature over the next 12 months are as follows: $750.0 million with an average cost of 0.85% in the third quarter of 2012, $500.0 million with an average cost of 0.98% in the fourth quarter of 2012 and there are no scheduled maturities for the first or second quarters of 2013.

The provision for loan losses amounted to $25.0 million for the quarter ended June 30, 2012 as compared to $30.0 million for the quarter ended June 30, 2011. For the linked first quarter of 2012, the provision for loan losses amounted to $25.0 million. The slight decrease in our provision for loan losses during the second quarter of 2012 as compared to the same period in 2011 was due primarily to the overall declining trend in net charge-offs and a decrease in the size of the loan portfolio. Non-performing loans, defined as non-accruing loans and accruing loans delinquent 90 days or more, amounted to $1.09 billion at June 30, 2012 compared with $1.02 billion at December 31, 2011. The ratio of non-performing loans to total loans was 3.88% at June 30, 2012 compared with 3.48% at December 31, 2011. The highly publicized foreclosure issues that have affected the nation’s largest mortgage loan servicers have resulted in greater bank regulatory, court and state attorney general scrutiny. As a result, our foreclosure process and the time to complete a foreclosure have been delayed. We are now experiencing a time frame to repayment or foreclosure ranging from 30 to 36 months from the initial non-performing period. This protracted foreclosure process delays our ability to resolve non-performing loans through the sale of the underlying collateral and our ability to maximize any recoveries.

Loans delinquent 30 to 59 days amounted to $409.7 million at June 30, 2012 as compared to $427.2 million at December 31, 2011. Loans delinquent 60 to 89 days amounted to $190.2 million at June 30, 2012 as compared to $187.4 million at December 31, 2011. The allowance for loans losses amounted to $287.9 million at June 30, 2012 as compared to $273.8 million at December 31, 2011. The allowance for loan losses as a percent of total loans and as a percent of non-performing loans was 1.02% and 26.32%, respectively at June 30, 2012, as compared to 0.93% and 26.77%, respectively at December 31, 2011.

Net charge-offs amounted to $17.8 million for second quarter of 2012 as compared to $23.0 million for the second quarter of 2011 and $18.1 million for the linked first quarter of 2012. The ratio of net charge-offs to average loans was 0.25% for both the first and second quarters of 2012 as compared to 0.30% for the second quarter of 2011. For the six months ended June 30, 2012, net charge-offs amounted to $35.9 million as compared to $44.3 million of net charge-offs for the same period in 2011.

Total non-interest income was $2.9 million for the second quarter of 2012 as compared to $2.7 million for the same quarter in 2011. Non-interest income is primarily made up of service fees and charges on deposit and loan accounts.

Total non-interest income was $5.7 million for the first six months of 2012 as compared to $107.9 million for the same period in 2011. Included in non-interest income for the first six months 2011 were net gains on securities transactions of $102.5 million which resulted from the sale of $9.04 billion of securities available-for-sale. Substantially all of the proceeds from the sale of securities were used to pay off borrowings in the Restructuring Transaction. There were no securities sales for the six months ended June 30, 2012.

Total non-interest expense amounted to $83.6 million for the second quarter of 2012 as compared to $85.8 million for the same period in 2011. This decrease was due primarily to a $5.5 million decrease in Federal deposit insurance expense partially offset by increases of $512,000 in compensation and employee benefit costs, $513,000 in occupancy expense, and $2.2 million in other expense.

The decrease in Federal deposit insurance expense for the quarter ended June 30, 2012 is primarily due to the reduction in the size of our balance sheet as a result of the Transactions.

Compensation and employee benefit costs increased $512,000, or 1.7%, to $30.4 million for the second quarter of 2012 as compared to $29.9 million for the same period in 2011. The increase in compensation costs is primarily due to increases of $1.4 million in compensation costs and $612,000 in pension expense. The increase in compensation costs was due primarily to additional full time equivalent employees as well as normal salary increases. The increase in pension expense is due primarily to the discount rate and other actuarial assumptions used in determining pension expense. These increases were partially offset by a $1.6 million decrease in expense related to our stock benefit plans due primarily to a decrease in the price of our stock. At June 30, 2012, we had 1,599 full-time equivalent employees as compared to 1,586 at December 31, 2011 and 1,577 at June 30, 2011.

Included in other expense for the second quarter of 2012 were write-downs on foreclosed real estate and net losses on the sale of foreclosed real estate of $202,000 as compared to $2.1 million for the second quarter of 2011. We sold 38 properties during the second quarter of 2012 and had 127 properties in foreclosed real estate, 32 of which were under contract to sell as of June 30, 2012. For the second quarter of 2011, we sold 45 properties and had 123 properties in foreclosed real estate, of which 54 were under contract to sell as of June 30, 2011.

Total non-interest expense amounted to $175.2 million for the six months ended June 30, 2012 as compared to $1.33 billion for the six months ended June 30, 2011. Included in total non-interest expense for the first six months of 2011 was a $1.17 billion loss on the extinguishment of debt related to the Restructuring Transaction.

Compensation and employee benefit costs increased $1.7 million, or 2.8%, to $62.5 million for the first six months of 2012 as compared to $60.8 million for the same period in 2011. The increase in compensation costs is primarily due to increases of $2.1 million in compensation costs, $1.3 million in pension expense and $461,000 in health plan expense. The increase in compensation costs was due primarily to additional full time equivalent employees as well as normal salary increases. The increase in pension expense is due primarily to the discount rate and other actuarial assumptions used in determining pension expense. These increases were partially offset by a $2.2 million decrease in expense related to our stock benefit plans due primarily to a decrease in the price of our stock.

For the six months ended June 30, 2012 Federal deposit insurance expense increased $14.2 million, or 28.6%, to $63.7 million from $49.5 million for the six months ended June 30, 2011. This increase was due primarily to the new insurance assessment methodology adopted by the Federal Deposit Insurance Corporation that became effective on April 1, 2011 and which redefined the assessment base as average consolidated total assets minus average tangible equity. Previously, deposit insurance assessments were based on the amount of deposits.

Included in other non-interest expense for the six months ended June 30, 2012 were write-downs on foreclosed real estate and net losses on the sale of foreclosed real estate, of $1.3 million as compared to $2.8 million for the comparable period in 2011. We sold 104 properties during the first six months of 2012 as compared to 74 properties for the same period in 2011.

Our efficiency ratio was 36.79% for the 2012 second quarter as compared to 31.14% for the 2011 second quarter. For the six months ended June 30, 2012, our efficiency ratio was 37.75% compared with 28.63% for the corresponding 2011 period. The efficiency ratio is calculated by dividing non-interest expense, excluding the loss on the extinguishment of debt, by the sum of net interest income and non-interest income, excluding net securities gains from the Restructuring Transaction. Our annualized ratio of non-interest expense to average total assets for the second quarter of 2012 was 0.77% as compared to 0.67% for the second quarter of 2011. Our annualized ratio of non-interest expense to average total assets for the six months ended June 30, 2012 was 0.79% compared with 4.79% for the corresponding period in 2011. Excluding the loss on the extinguishment of debt, our annualized ratio of operating non-interest expense to average total assets was 0.56% for the first six months of 2011. Please see the attached Reconciliation of GAAP and Operating Earnings for a reconciliation of operating earnings to the Company’s earnings reported in accordance with generally accepted accounting principles and a calculation of the efficiency ratio.

Income tax expense amounted to $46.3 million for the second quarter of 2012 compared with $63.8 million for the same quarter in 2011. Our effective tax rate for the second quarter of 2012 was 39.06% compared with 39.92% for the second quarter of 2011. Income tax expense amounted to $93.7 million for the six months ended June 30, 2012 compared with income tax benefit of $299.5 million for the six months ended June 30, 2011.

Hudson City Bancorp, Inc. maintains its corporate offices in Paramus, New Jersey. Hudson City Savings Bank, a well-established community financial institution serving its customers since 1868, is the largest thrift institution headquartered in New Jersey. Hudson City Savings Bank currently operates a total of 135 branch offices in the New York metropolitan and surrounding areas.

Forward-Looking Statements

This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on certain assumptions and describe future plans, strategies and expectations of Hudson City Bancorp, Inc. Such forward-looking statements may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” “predict,” “continue,” and “potential” or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hudson City Bancorp, Inc., and Hudson City Bancorp, Inc.’s strategies, plans, objectives, expectations and intentions, and other statements contained in this release that are not historical facts. Hudson City Bancorp, Inc.’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain and actual results and performance could differ materially from those contemplated or implied by these forward-looking statements. They can be affected by inaccurate assumptions Hudson City Bancorp, Inc. might make or by known or unknown risks and uncertainties. Factors that could cause assumptions to be incorrect include, but are not limited to, changes in interest rates, general economic conditions, and legislative, regulatory and public policy changes. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. For a summary of important factors that could affect Hudson City Bancorp, Inc.’s forward-looking statements, please refer to Hudson City Bancorp, Inc.’s filings with the Securities and Exchange Commission available at www.sec.gov. Hudson City Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release or to conform these statements to actual events.

TABLES FOLLOW

Hudson City Bancorp, Inc. and Subsidiary

Consolidated Statements of Financial Condition

	June 30, 2012	December 31, 2011
(In thousands, except share and per share amounts)	(unaudited)

Assets:
Cash and due from banks	$130,768	$194,029
Federal funds sold and other overnight deposits	674,662	560,051

Total cash and cash equivalents	805,430	754,080
Securities available for sale:
Mortgage-backed securities	9,309,881	9,170,390
Investment securities	417,590	7,368
Securities held to maturity:
Mortgage-backed securities	3,556,969	4,115,523
Investment securities	39,011	539,011

Total securities	13,323,451	13,832,292
Loans	28,183,710	29,327,345
Net deferred loan costs	87,750	83,805
Allowance for loan losses	(287,901)	(273,791)

Net loans	27,983,559	29,137,359
Federal Home Loan Bank of New York stock	412,717	510,564
Foreclosed real estate, net	40,568	40,619
Accrued interest receivable	108,793	129,088
Banking premises and equipment, net	74,313	70,610
Goodwill	152,109	152,109
Other assets	689,245	729,164

Total Assets	$43,590,185	$45,355,885

Liabilities and Shareholders’ Equity:
Deposits:
Interest-bearing	$24,027,204	$24,903,311
Noninterest-bearing	617,344	604,449

Total deposits	24,644,548	25,507,760
Repurchase agreements	6,950,000	6,950,000
Federal Home Loan Bank of New York advances	6,475,000	8,125,000

Total borrowed funds	13,425,000	15,075,000
Due to brokers for securities purchases	629,145	—
Accrued expenses and other liabilities	228,050	212,685

Total liabilities	38,926,743	40,795,445

Common stock, $0.01 par value, 3,200,000,000 shares authorized;
741,466,555 shares issued; 528,132,975 and 527,571,496 shares outstanding at June 30, 2012 and December 31, 2011	7,415	7,415
Additional paid-in capital	4,725,363	4,720,890
Retained earnings	1,774,138	1,709,821
Treasury stock, at cost; 213,333,580 and 213,895,059 shares at June 30, 2012 and December 31, 2011	(1,714,526)	(1,719,114)
Unallocated common stock held by the employee stock ownership plan	(195,220)	(198,223)
Accumulated other comprehensive income, net of tax	66,272	39,651

Total shareholders’ equity	4,663,442	4,560,440

Total Liabilities and Shareholders’ Equity	$43,590,185	$45,355,885

Hudson City Bancorp, Inc. and Subsidiary

Consolidated Statements of Income

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011
	(In thousands, except per share data)
Interest and Dividend Income:
First mortgage loans	$336,026	$380,375	$678,751	$763,328
Consumer and other loans	3,220	4,077	6,603	8,225
Mortgage-backed securities held to maturity	33,651	55,761	71,460	116,977
Mortgage-backed securities available for sale	49,040	69,415	101,871	191,507
Investment securities held to maturity	585	32,708	2,318	65,535
Investment securities available for sale	2,165	57	3,418	832
Dividends on Federal Home Loan Bank of New York stock	5,536	9,632	14,025	22,433
Federal funds sold	438	707	1,006	1,418

Total interest and dividend income	430,661	552,732	879,452	1,170,255

Interest Expense:
Deposits	61,642	84,360	129,518	168,678
Borrowed funds	144,766	195,463	291,563	472,267

Total interest expense	206,408	279,823	421,081	640,945

Net interest income	224,253	272,909	458,371	529,310
Provision for Loan Losses	25,000	30,000	50,000	70,000

Net interest income after provision for loan losses	199,253	242,909	408,371	459,310

Non-Interest Income:
Service charges and other income	2,924	2,732	5,711	5,471
Gain on securities transactions, net	—	—	—	102,468

Total non-interest income	2,924	2,732	5,711	107,939

Non-Interest Expense:
Compensation and employee benefits	30,401	29,889	62,543	60,773
Net occupancy expense	8,543	8,030	17,200	16,455
Federal deposit insurance assessment	27,695	33,198	63,695	49,528
Loss on extinguishment of debt	—	—	—	1,172,092
Other expense	16,932	14,720	31,731	27,557

Total non-interest expense	83,571	85,837	175,169	1,326,405

Income (loss) before income tax expense (benefit)	118,606	159,804	238,913	(759,156)
Income Tax Expense (Benefit)	46,330	63,796	93,650	(299,500)

Net income (loss)	$72,276	$96,008	$145,263	$(459,656)

Basic Earnings (Loss) Per Share	0.15	$0.19	$0.29	$(0.93)

Diluted Earnings (Loss) Per Share	$0.15	$0.19	$0.29	$(0.93)

Weighted Average Number of Common Shares Outstanding:
Basic	496,539,980	494,137,888	496,267,105	493,993,685
Diluted	496,552,810	494,751,960	496,291,724	493,993,685

Hudson City Bancorp, Inc. and Subsidiary

Reconciliation of GAAP and Operating Earnings

(Unaudited)

Operating earnings are not a measure of performance calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). However, we believe that operating earnings are an important indication of earnings from our core banking operations. Operating earnings typically exclude the effects of certain non-recurring or unusual transactions, such as the Transactions. We believe that our presentation of operating earnings provides useful supplemental information to both management and investors in evaluating the Company’s financial results.

Operating earnings should not be considered a substitute for net income, earnings per share or any other data prepared in accordance with GAAP. In addition, we may calculate operating earnings differently from other companies reporting data with similar names. The following is a reconciliation of the Company’s GAAP and operating earnings for the periods presented:

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
	(In thousands, except share and per share data)
GAAP (Loss) Earnings	$72,276	$96,008	$145,263	$(459,656)
Adjustments to GAAP earnings (loss) :
Loss on extinguishment of debt	—	—	—	1,172,092
Net gain on securities sales related to Restructuring Transaction (5)	—	—	—	(98,278)
Income tax effect	—	—	—	(424,479)

Operating earnings	72,276	96,008	145,263	189,679

Diluted GAAP (Loss) Earnings per Share	0.15	0.19	0.29	(0.93)
Adjustments to GAAP earnings (loss):
Loss on extinguishment of debt	—	—	—	2.37
Net gain on securities sales related to Restructuring Transaction (5)	—	—	—	(0.20)
Income tax effect	—	—	—	(0.85)

Diluted operating earnings per share	$0.15	$0.19	$0.29	$0.39

Weighted average number of common shares outstanding:
Basic	496,539,980	494,137,888	496,267,105	493,993,685
Diluted	496,552,810	494,751,960	496,291,724	494,709,376

Operating Efficiency Ratio
Total non-interest expense	$83,571	$85,837	$175,169	$1,326,405
Loss on extinguishment of debt	—	—	—	(1,172,092)

Operating non-interest expense	$83,571	$85,837	$175,169	$154,313

Net interest income	224,253	272,909	458,371	529,310
Total non-interest income	2,924	2,732	5,711	107,939
Net gains on securities transactions related to Restructuring Transaction (5)	—	—	—	(98,278)

Operating non-interest income	2,924	2,732	5,711	9,661

Total operating income	$227,177	$275,641	$464,082	$538,971

Operating efficiency ratio (4)	36.79%	31.14%	37.75%	28.63%
Ratio of operating earnings to average assets (1) (2)	0.66%	0.74%	0.66%	0.68%
Ratio of operating earnings to average equity (1) (3)	6.19%	8.00%	6.26%	7.47%

(1)	Ratios are annualized.
(2)	Calculated by dividing annualized operating earnings by average assets
(3)	Calculated by dividing annualized operating earnings by average shareholders’ equity
(4)	Calculated by dividing operating non-interest expense by total operating income
(5)	Total net securities gains amounted $102.5 million for the six months ended June 30, 2011.
There were no securities gains for the three and six month periods ended June 30, 2012.

Hudson City Bancorp, Inc. and Subsidiary

Consolidated Average Balance Sheets

(Unaudited)

	For the Three Months Ended June 30,
	2012			2011
	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
	(Dollars in thousands)
Assets:
Interest-earnings assets:
First mortgage loans, net (1)	$27,964,835	$336,026	4.81%	$29,845,530	$380,375	5.10%
Consumer and other loans	275,188	3,220	4.68	313,139	4,077	5.21
Federal funds sold and other overnight deposits	740,488	438	0.24	480,382	707	0.29
Mortgage-backed securities at amortized cost	12,272,475	82,691	2.70	15,427,817	125,176	3.25
Federal Home Loan Bank stock	434,659	5,536	5.09	788,405	9,632	4.89
Investment securities, at amortized cost	413,945	2,750	2.66	3,919,585	32,765	3.34

Total interest-earning assets	42,101,590	430,661	4.09	50,774,858	552,732	4.35

Noninterest-earnings assets (4)	1,496,313			1,390,039

Total Assets	$43,597,903			$52,164,897

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Savings accounts	$908,233	751	0.33	$867,141	1,399	0.65
Interest-bearing transaction accounts	2,165,699	3,323	0.62	2,016,548	4,013	0.80
Money market accounts	7,772,634	9,178	0.47	7,914,933	20,689	1.05
Time deposits	13,363,531	48,390	1.46	14,169,657	58,259	1.65

Total interest-bearing deposits	24,210,097	61,642	1.02	24,968,279	84,360	1.36

Repurchase agreements	6,950,000	78,016	4.51	7,720,330	86,795	4.51
Federal Home Loan Bank of New York advances	6,920,055	66,750	3.88	13,881,044	108,668	3.14

Total borrowed funds	13,870,055	144,766	4.20	21,601,374	195,463	3.63

Total interest-bearing liabilities	38,080,152	206,408	2.18	46,569,653	279,823	2.41

Noninterest-bearing liabilities:
Noninterest-bearing deposits	605,116			577,051
Other noninterest-bearing liabilities	243,351			216,418

Total noninterest-bearing liabilities	848,467			793,469

Total liabilities	38,928,619			47,363,122
Shareholders’ equity	4,669,284			4,801,775

Total Liabilities and Shareholders’ Equity	$43,597,903			$52,164,897

Net interest income/net interest rate spread (2)		$224,253	1.91		$272,909	1.94

Net interest-earning assets/net interest margin (3)	$4,021,438		2.12%	$4,205,205		2.14%

Ratio of interest-earning assets to interest-bearing liabilities			1.11x			1.09x

(1)	Amount includes deferred loan costs and non-performing loans and is net of the allowance for loan losses.
(2)	Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.
(3)	Determined by dividing annualized net interest income by total average interest-earning assets.
(4)	Includes the average balance of principal receivable related to FHLMC mortgage-backed securities of $121.4 million and $133.0 million for the quarters ended June 30, 2012 and 2011, respectively.

Hudson City Bancorp, Inc. and Subsidiary

Consolidated Average Balance Sheets

(Unaudited)

	For the Six Months Ended June 30,
	2012				2011
	Average Balance	Interest	Average Yield/ Cost		Average Balance	Interest	Average Yield/ Cost
	(Dollars in thousands)
Assets:
Interest-earnings assets:
First mortgage loans, net (1)	$28,249,757	$678,751	4.81%		$29,947,703	$763,328	5.10%
Consumer and other loans	281,402	6,603	4.69		317,250	8,225	5.19
Federal funds sold and other overnight deposits	821,939	1,006	0.25		1,007,679	1,418	0.28
Mortgage-backed securities at amortized cost	12,507,416	173,331	2.77		18,455,170	308,484	3.34
Federal Home Loan Bank stock	464,774	14,025	6.04		828,288	22,433	5.42
Investment securities, at amortized cost	408,162	5,736	2.81		3,958,925	66,367	3.35

Total interest-earning assets	42,733,450	879,452	4.12		54,515,015	1,170,255	4.29

Noninterest-earnings assets (4)	1,505,320				1,358,562

Total Assets	$44,238,770				$55,873,577

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Savings accounts	$894,730	1,573	0.35		$863,895	2,772	0.65
Interest-bearing transaction accounts	2,086,520	6,589	0.64		2,064,324	8,159	0.80
Money market accounts	8,117,980	21,835	0.54		7,451,303	38,556	1.04
Time deposits	13,413,771	99,521	1.49		14,522,391	119,191	1.66

Total interest-bearing deposits	24,513,001	129,518	1.06		24,901,913	168,678	1.37

Repurchase agreements	6,950,000	156,198	4.52		10,687,277	226,488	4.27
Federal Home Loan Bank of New York advances	7,344,766	135,365	3.71		14,447,292	245,779	3.43

Total borrowed funds	14,294,766	291,563	4.10		25,134,569	472,267	3.79

Total interest-bearing liabilities	38,807,767	421,081	2.18		50,036,482	640,945	2.58

Noninterest-bearing liabilities:
Noninterest-bearing deposits	543,800				518,199
Other noninterest-bearing liabilities	246,428				240,871

Total noninterest-bearing liabilities	790,228				759,070

Total liabilities	39,597,995				50,795,552
Shareholders’ equity	4,640,775				5,078,025

Total Liabilities and Shareholders’ Equity	$44,238,770				$55,873,577

Net interest income/net interest rate spread (2)		$458,371	1.94			$529,310	1.71

Net interest-earning assets/net interest margin (3)	$3,925,683		2.13%		$4,478,533		1.92%

Ratio of interest-earning assets to interest-bearing liabilities			1.10	x			1.09	x

(1)	Amount includes deferred loan costs and non-performing loans and is net of the allowance for loan losses.
(2)	Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.
(3)	Determined by dividing annualized net interest income by total average interest-earning assets.
(4)	Includes the average balance of principal receivable related to FHLMC mortgage-backed securities of $115.8 million and $166.5 million for the six months ended June 30, 2012 and 2011, respectively.

Hudson City Bancorp, Inc. and Subsidiary

Book Value Calculations

June 30, 2012
(In thousands, except share and per share data)

Shareholders’ equity	$4,663,442
Goodwill and other intangible assets	(154,470)

Tangible Shareholders’ equity	$4,508,972

Book Value Share Computation:
Issued	741,466,555
Treasury shares	(213,333,580)

Shares outstanding	528,132,975
Unallocated ESOP shares	(31,271,001)
Unvested RRP shares	(3,010)
Shares in trust	(325,901)

Book value shares	496,533,063

Book value per share	$9.39

Tangible book value per share	$9.08

Hudson City Bancorp, Inc.

Other Financial Data

Securities Portfolio at June 30, 2012

	Amortized Cost	Estimated Fair Value	Unrealized Gain/(Loss)
	(Dollars in thousands)
Held to Maturity:

Mortgage-backed securities:
FHLMC	$1,890,551	$2,012,775	$122,224
FNMA	1,007,833	1,081,381	73,548
FHLMC and FNMA CMO’s	579,964	617,387	37,423
GNMA	78,621	81,429	2,808

Total mortgage-backed securities	3,556,969	3,792,972	236,003

Investment securities:
United States GSE debt	39,011	45,566	6,555

Total investment securities	39,011	45,566	6,555

Total held to maturity	$3,595,980	$3,838,538	$242,558

Available for sale:

Mortgage-backed securities:
FHLMC	$3,299,922	$3,371,760	$71,838
FNMA	4,673,423	4,754,671	81,248
FHLMC and FNMA CMO’s	69,352	71,749	2,397
GNMA	1,077,666	1,111,701	34,035

Total mortgage-backed securities	9,120,363	9,309,881	189,518

Investment securities:
Corporate debt	407,167	410,096	2,929
Equity securities	6,813	7,494	681

Total investment securities	413,980	417,590	3,610

Total available for sale	$9,534,343	$9,727,471	$193,128

Hudson City Bancorp, Inc.

Other Financial Data

Loan Data at June 30, 2012:

	Non-Performing Loans			Total Loans
	Loan Balance	Number	Percent of Total Loans	Loan Balance	Number	Percent of Total Loans
	(Dollars in thousands)
First Mortgage Loans:
One- to four- family	$957,340	2,657	3.40%	$27,010,836	64,792	95.84%
FHA/VA	113,058	448	0.40%	700,528	3,500	2.49%
PMI	11,288	35	0.04%	166,032	540	0.59%
Construction	4,090	4	0.01%	4,170	5	0.01%
Commercial	2,082	6	0.01%	37,760	81	0.13%

Total mortgage loans	1,087,858	3,150	3.86%	27,919,326	68,918	99.06%
Home equity loans	4,910	53	0.02%	243,157	6,606	0.86%
Other loans	1,108	3	—	21,227	2,112	0.08%

Total	$1,093,876	3,206	3.88%	$28,183,710	77,636	100.00%

•	Net charge-offs amounted to $17.8 million for the second quarter of 2012.

•

Updated valuations are received on or before the time a loan becomes 180 days past due. If necessary, we charge-off an amount to reduce the loan’s carrying value to the updated valuation less estimated selling costs.

•

Based on the valuation indices, house prices have declined in the New York metropolitan area, where 77.5% of our non-performing loans were located at June 30, 2012, by approximately 26% from the peak of the market in 2006 through April 2012 and by 33% nationwide during that period. From April 2011 to April 2012, the house price indices decreased by approximately 3% in the New York metropolitan area and 2% nationwide.

•	Our quantitative analysis of the allowance for loan losses considers the results of the reappraisal process as well as the results of our foreclosed property transactions.

•

Our qualitative analysis of the allowance for loan losses includes a further evaluation of economic factors, such as trends in the unemployment rate, as well as ratio analysis to evaluate the overall measurement of the allowance for loan losses. This analysis includes a review of delinquency ratios, house price indices, net charge-off ratios and the ratio of the allowance for loan losses to both non-performing loans and total loans.

Foreclosed real estate at June 30, 2012:

	Number	Carrying Value	Number Under Contract of Sale
	(Dollars in thousands)
Foreclosed real estate	127	$40,568	32

•

During the first six months of 2012, we sold 104 foreclosed properties. Write-downs on foreclosed real estate and net losses on the sale of foreclosed real estate amounted to $1.3 million for the first six months of 2012.

Hudson City Bancorp, Inc. and Subsidiary

Other Financial Data

(Unaudited)

	At or for the Quarter Ended
	June 30, 2012	March 31, 2012	Dec. 31, 2011	Sept. 30, 2011	June 30, 2011
	(Dollars in thousands, except per share data)
Net interest income	$224,253	$234,118	$206,981	$244,643	$272,909
Provision for loan losses	25,000	25,000	25,000	25,000	30,000
Non-interest income	2,924	2,787	2,884	3,094	2,732
Non-interest expense:
Compensation and employee benefits	30,401	32,142	25,155	27,201	29,889
FDIC insurance assessment	27,695	36,000	37,587	33,866	33,198
Other non-interest expense	25,475	23,456	757,352	22,594	22,750

Total non-interest expense	83,571	91,598	820,094	83,661	85,837

Income (loss) before income tax expense (benefit)	118,606	120,307	(635,229)	139,076	159,804
Income tax expense (benefit)	46,330	47,320	(274,693)	54,873	63,796

Net income (loss)	$72,276	$72,987	$(360,536)	$84,203	$96,008

Total assets	$43,590,185	$44,138,584	$45,355,885	$50,850,815	$51,778,639
Loans, net	27,983,559	28,534,080	29,137,359	29,870,173	30,203,196
Mortgage-backed securities	12,866,850	12,893,495	13,285,913	14,439,298	15,380,480
Other securities	456,601	357,619	546,379	1,646,362	3,646,171
Deposits	24,644,548	25,121,541	25,507,760	25,421,419	25,554,601
Borrowings	13,425,000	14,175,000	15,075,000	20,225,000	21,125,000
Shareholders’ equity	4,663,442	4,617,509	4,560,440	4,979,469	4,887,959
Performance Data:
Return on average assets (1)	0.66%	0.65%	-2.91%	0.65%	0.74%
Return on average equity (1)	6.19%	6.33%	-29.50%	6.80%	8.00%
Net interest rate spread (1)	1.91%	1.95%	1.51%	1.76%	1.94%
Net interest margin (1)	2.12%	2.15%	1.73%	1.97%	2.14%
Non-interest expense to average assets (1) (4)	0.77%	0.82%	6.62%	0.65%	0.67%
Compensation and benefits to total revenue (5)	13.38%	13.57%	11.99%	10.98%	10.84%
Efficiency ratio (2)	36.79%	38.66%	41.79%	33.77%	31.14%
Dividend payout ratio	53.33%	53.33%	NM	47.06%	42.11%
Per Common Share Data:
Basic (loss) earnings per common share	$0.15	$0.15	($0.73)	$0.17	$0.19
Diluted (loss) earnings per common share	$0.15	$0.15	($0.73)	$0.17	$0.19
Book value per share (3)	$9.39	$9.30	$9.20	$10.05	$9.89
Tangible book value per share (3)	$9.08	$8.99	$8.89	$9.74	$9.58
Dividends per share	$0.08	$0.08	$0.08	$0.08	$0.08
Capital Ratios:
Equity to total assets (consolidated)	10.70%	10.46%	10.05%	9.79%	9.44%
Tier 1 leverage capital (Bank)	9.44%	9.17%	8.83%	8.77%	8.44%
Total risk-based capital (Bank)	20.66%	20.39%	20.00%	21.57%	20.27%
Other Data:
Full-time equivalent employees	1,599	1,604	1,586	1,580	1,577
Number of branch offices	135	135	135	135	135
Asset Quality Data:
Total non-performing loans	$1,093,876	$1,064,585	$1,022,687	$948,706	$914,239
Number of non-performing loans	3,206	3,109	2,987	2,759	2,627
Total number of loans	77,636	79,303	80,823	82,662	83,332
Total non-performing assets	$1,134,444	$1,099,355	$1,063,306	$989,682	$952,603
Non-performing loans to total loans	3.88%	3.71%	3.48%	3.16%	3.01%
Non-performing assets to total assets	2.60%	2.49%	2.34%	1.95%	1.84%
Allowance for loan losses	$287,901	$280,713	$273,791	$268,754	$262,306
Allowance for loan losses to non-performing loans	26.32%	26.37%	26.77%	28.33%	28.69%
Allowance for loan losses to total loans	1.02%	0.98%	0.93%	0.89%	0.86%
Provision for loan losses	$25,000	$25,000	$25,000	$25,000	$30,000
Net charge-offs	$17,812	$18,078	$19,963	$18,552	$22,977
Ratio of net charge-offs to average loans (1)	0.25%	0.25%	0.27%	0.25%	0.30%
Net losses on foreclosed real estate	$202	$1,128	$2,552	$2,080	$2,053

(1) Ratios are annualized.	(4) Computed by dividing non-interest expense by average assets.

(2) Computed by dividing non-interest expense by the sum of net interest income and non-interest income. For the December 31, 2011 quarter, non-interest expense excludes the loss on debt extinguishments and non-interest income excludes securities gains from the Transactions. See the attached Reconciliation of GAAP and Operating Earnings for a calculation of the efficiency ratio.

(5) Computed by dividing compensation and benefits by the sum of net interest income and non-interest income
(3) See page 16 for the Book Value Calculations for book value per share and tangible book value per share.	NM - not meaningful